Exhibit 99.1

Synacor Beats Quarterly Revenue and Adjusted EBITDA Guidance,

Raises 2015 Full-Year Revenue and Adjusted EBITDA Guidance

•	Revenue of $26.4 million in Q3 2015 exceeds guidance range of $23.0 to $24.0 million

•	Adjusted EBITDA of $2.0 million in Q3 2015 exceeds guidance range of $0.1 to $0.6 million

•	Adjusted EBITDA of $2.0 million in Q3 2015 up from $0.1 million in Q3 2014

•	Several customer renewals; wins include email and video solutions

BUFFALO, N.Y., November 11, 2015 (GLOBE NEWSWIRE) - Synacor Inc. (NASDAQ:SYNC), the trusted multiscreen technology and monetization partner for video, internet and communications providers, device manufacturers, and enterprises, today announced its financial results for the quarter ended September 30, 2015.

“This has been a strong third quarter for Synacor. We closed the acquisition of Zimbra, a global leader in email and messaging software, and we are already making progress capturing cost and revenue synergies. Advertising continues to deliver, with year-over-year revenue up 17%. And a customer win provides early evidence that video will be an important growth business for Synacor,” said Synacor CEO Himesh Bhise. “We continue to execute against our strategy, delivering the results we’ve promised. For the fifth consecutive quarter, Synacor has met or beat guidance on both quarterly revenue and adjusted EBITDA. We are once again raising guidance for full-year 2015 revenue and adjusted EBITDA.”

Q3 2015 Financial Results

Revenue: For the third quarter of 2015, total revenue was $26.4 million, an increase of 1% compared to $26.2 million in the third quarter of 2014. Search and advertising revenue was $19.4 million, a decrease of 6% compared to $20.6 million in the third quarter of 2014. Advertising revenue stand-alone was $12.0 million, a 17% increase compared to $10.3 million in the third quarter of 2014. Subscription-based revenue was $7.0 million, an increase of 23% compared to $5.7 million in the third quarter of 2014.

For the third quarter of 2015, Synacor averaged 20.6 million multiplatform unique visitors per month, compared to 20.7 million in the third quarter of 2014.

Adjusted EBITDA: For the third quarter of 2015, adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA), which excludes stock-based compensation expense and $0.5 million in Zimbra acquisition costs, was $2.0 million, or 8% of revenue, compared to $0.1 million, which excluded restructuring costs of $1.3 million, for the third quarter of 2014.

Net Income: For the third quarter of 2015, net loss was $0.9 million, compared to net loss of $2.6 million in the third quarter of 2014. Earnings per share, or EPS, were a loss of $0.03. The net loss includes stock-based compensation expense of $0.8 million, or $0.03 per share, in the third quarter of 2015, as compared to $1.2 million, or $0.04 per share, in the third quarter of 2014. The EPS calculations for the third quarter of 2015 are based on 27.9 million weighted average common shares outstanding. The EPS calculations for the third quarter of 2014 are based on 27.4 million weighted average common shares outstanding.

Cash: The Company ended the third quarter of 2015 with $15.6 million in cash and cash equivalents, compared to $27.1 million at the end of the prior quarter. Cash generated by operating activities was $2.0 million for the third quarter of 2015, compared to $0.5 million used in operating activities in the same period of the prior year. Net cash increased $0.8 million following the acquisition of Zimbra.

Sample of Q3 Highlights

•	Synacor’s end-to-end video solution was selected by a regional full-service communications provider for in-home and out-of-home multiplatform video services

•	We released our Cloud ID SDK for both iOS and Android and added mobile app-to-app single-sign-on capability, making it easier to sell and deploy our authentication products

•	We won several email engagements including MPT, the leading service provider for Internet and mobile phones in Myanmar; Satish Dhawan Space Centre, the national space institute for India; the Ministry of Foreign Affairs of the Russian Federation; and the New York State Assembly

Business Outlook

Bhise continued, “These are exciting times at Synacor. We are participating in attractive high-growth markets, and have created a broad customer platform—extending to roughly 120 service providers, 3500 businesses, and over 1500 reseller partners worldwide—placing us at the center of today’s most powerful digital trends including Advertising, Multiplatform Video, and Messaging.”

Based on information available as of November 11, 2015, the company is providing financial guidance for the fourth quarter and fiscal 2015 as follows:

•	Q4 2015 Guidance: Revenue for the fourth quarter of 2015 is projected to be in the range of $29.0 million to $31.0 million. The company expects to report adjusted EBITDA of $0.8 million to $1.8 million.

•	Fiscal 2015 Guidance: Revenue for the full year of 2015 is projected to be in the range of $107.0 million to $109.0 million. For the full year of 2015, the company expects to report adjusted EBITDA of $5.5 million to $6.5 million.

Conference Call Details

Synacor will host a conference call today at 5 p.m. ET to discuss the third quarter financial results with the investment community. The live webcast of Synacor’s earnings conference call can be accessed at http://investor.synacor.com/events.cfm. To participate, please login approximately ten minutes prior to the webcast. For those without access to the Internet, the call may be accessed toll-free via phone at (877) 837-3911, with conference ID 55621180, or callers outside the U.S. may dial (253) 237-1167. Following completion of the call, a recorded webcast replay will be available on Synacor’s website through November 18, 2015. To listen to the telephone replay, call toll-free (855) 859-2056, or callers outside the U.S. may dial (404) 537-3406. The conference ID is 55621180.

About Synacor

Synacor (NASDAQ: SYNC) is the trusted technology development, multiplatform services and revenue partner for video, internet and communications providers, device manufacturers, and enterprises. We deliver modern, multiscreen experiences and advertising to their consumers that require scale, actionable data and sophisticated implementation. www.synacor.com

The Synacor logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=11609

Non-GAAP Financial Measures

The company uses certain non-GAAP financial measures in this release. Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles (GAAP).

We report adjusted EBITDA because it is a key measure used by our management and Board of Directors to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating adjusted EBITDA can provide a useful measure for period-to-period comparisons of our core business. Accordingly, we believe that adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and Board of Directors.

For a reconciliation of adjusted EBITDA to net income, the most directly comparable financial measure calculated and presented in accordance with GAAP, please refer to the table “Reconciliation of GAAP to Non-GAAP Measures” in this press release.

Safe Harbor Statement

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements concerning Synacor’s expected financial performance (including, without limitation, statements and information in the Business Outlook section and the quotations from management), as well as Synacor’s strategic and operational plans. The achievement or success of the matters covered by such forward-looking statements involves risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, the company’s results could differ materially from the results expressed or implied by the forward-looking statements the company makes.

The risks and uncertainties referred to above include - but are not limited to - risks associated with: execution of our plans and strategies; the loss of a significant customer; our ability to obtain new customers; expectations regarding consumer taste and user adoption of applications and solutions; developments in Internet browser software and search advertising technologies; general economic conditions; expectations regarding the company’s ability to timely expand the breadth of services and products or introduction of new services and products; consolidation within the cable and telecommunications industries; changes in the competitive dynamics in the market for online search and display advertising; the risk that security measures could be breached and unauthorized access to subscriber data could be obtained; potential third party intellectual property infringement claims; and the price volatility of our common stock.

Further information on these and other factors that could affect the company’s financial results is included in filings it makes with the Securities and Exchange Commission from time to time, including the section entitled “Risk Factors” in the company’s most recent Form 10-K, as amended, filed with the SEC. These documents are available on the SEC Filings section of the Investor Information section of the company’s website at http://investor.synacor.com/. All information provided in this release and in the attachments is available as of November 11, 2015, and Synacor undertakes no duty to update this information.

Contacts

Investor Contact:

Denise Garcia, Managing Director

ICR

ir@synacor.com

716-362-3309

Press Contact:

Meredith Roth, VP, Corporate Communications

Synacor

mroth@synacor.com

716-362-3880

Synacor, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	As of December 31,	As of September 30,
	2014	2015
Assets
Current assets:
Cash and cash equivalents	$25,600	$15,569
Accounts receivable, net	20,479	20,810
Prepaid expenses and other current assets	2,292	2,254

Total current assets	48,371	38,633
Property and equipment, net	15,128	14,698
Other long-term assets	101	262
Goodwill	1,565	14,743
Intangible assets	—	16,130
Investments	1,073	1,016

Total Assets	$66,238	$85,482

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$12,545	$11,625
Accrued expenses and other current liabilities	7,761	7,394
Current portion of deferred revenue	642	7,652
Current portion of capital lease obligations	1,150	1,412

Total current liabilities	22,098	28,083
Long-term portion of capital lease obligations	1,383	1,102
Revolving line of credit	—	4,940
Deferred revenue	—	2,952
Other long-term liabilities	275	2,147

Total Liabilities	23,756	39,224
Stockholders’ Equity:
Common stock	279	311
Treasury stock	(1,142)	(1,232)
Additional paid-in capital	105,961	112,880
Accumulated deficit	(62,636)	(65,688)
Accumulated other comprehensive income	20	(13)

Total stockholders’ equity	42,482	46,258

Total Liabilities and Stockholders’ Equity	$66,238	$85,482

Synacor, Inc.

Condensed Consolidated Statements of Operations

(In thousands except share and per share amounts)

(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2014	2015	2014	2015

Revenue	$26,231	$26,351	$75,670	$77,797
Costs and operating expenses:
Cost of revenue (1)	14,386	13,298	41,404	40,205
Technology and development (1)(2)	7,577	4,361	22,188	12,229
Sales and marketing (2)	2,601	4,274	7,194	11,475
General and administrative (1)(2)	4,090	3,712	10,689	11,996
Depreciation and amortization	1,133	1,560	3,308	4,716
Gain on sale of domain	—	—	(1,000)	—

Total costs and operating expenses	29,787	27,205	83,783	80,621

Loss from operations	(3,556)	(854)	(8,113)	(2,824)

Other (expense) income	(14)	(32)	—	(31)
Interest expense	(75)	(35)	(186)	(144)

Loss before income taxes and equity interest	(3,645)	(921)	(8,299)	(2,999)
(Benefit) provision for income taxes	(1,288)	—	(2,613)	20
Loss on equity interest	(239)	—	(829)	(57)

Net loss	$(2,596)	$(921)	$(6,515)	$(3,076)

Net loss per share:
Basic	$(0.09)	$(0.03)	$(0.24)	$(0.11)

Diluted	$(0.09)	$(0.03)	$(0.24)	$(0.11)

Weighted average shares used to compute net loss per share:
Basic	27,378,299	27,924,939	27,391,159	27,617,125

Diluted	27,378,299	27,924,939	27,391,159	27,617,125

Notes:

(1)	Exclusive of depreciation shown separately.
(2)	Includes stock-based compensation as follows:

	Three months ended September 30,		Nine months ended September 30,
	2014	2015	2014	2015
Technology and development	$691	$224	$1,392	$694
Sales and marketing	129	231	361	716
General and administrative	406	355	1,001	942

	$1,226	$810	$2,754	$2,352

Synacor, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Nine months ended September 30,
	2014	2015
Cash Flows from Operating Activities:
Net loss	$(6,515)	$(3,076)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation	3,308	4,716
Stock-based compensation expense	2,754	2,352
Gain on sale of domain	(1,000)	—
Provision for deferred income taxes	(2,636)	—
Loss in equity investment	829	57
Change in assets and liabilities net of effect of acquisition:
Accounts receivable, net	(2,338)	3,169
Prepaid expenses and other current assets	(84)	584
Other long-term assets	221	59
Accounts payable	(2,099)	(1,003)
Accrued expenses and other current liabilities	1,714	(215)
Deferred revenue	163	(706)
Other long-term liabilities	(611)	217

Net cash (used in) provided by operating activities	(6,294)	6,154

Cash Flows from Investing Activities:
Purchases of property and equipment	(3,945)	(2,474)
Investment in equity interest	(605)	—
Proceeds from sale of domain	1,000	—
Acquisition net of cash acquired	—	(17,260)

Net cash used in investing activities	(3,550)	(19,734)
Cash Flows from Financing Activities:
Repayments on capital lease obligations	(1,700)	(975)
Proceeds from bank financing	—	4,940
Proceeds from exercise of common stock options	62	70
Purchase of treasury stock	(562)	—
Deferred acquisition payment	—	(495)

Net cash (used in) provided by financing activities	(2,200)	3,539

Effect of exchange rate changes on cash and cash equivalents	6	10

Net decrease in Cash and Cash Equivalents	(12,038)	(10,031)
Cash and Cash Equivalents at beginning of period	36,397	25,600

Cash and Cash Equivalents at end of period	$24,359	$15,569

Synacor, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(In thousands)

(Unaudited)

The following table presents a reconciliation of net loss to adjusted EBITDA for each of the periods indicated:

	Three months ended September 30,		Nine months ended September 30,
	2014	2015	2014	2015

Reconciliation of Adjusted EBITDA:
Net loss	$(2,596)	$(921)	$(6,515)	$(3,076)
(Benefit) provision for income taxes	(1,288)	—	(2,613)	20
Interest expense	75	35	186	144
Other expense (income)	14	32	—	31
Depreciation and amortization	1,133	1,560	3,308	4,716
Stock-based compensation	1,226	810	2,753	2,352
Loss on equity interest	239	—	829	57
Gain on sale of domain	—	—	(1,000)	—
Reduction in workforce severance and related costs	1,260	—	1,260	—
Acquisition costs	—	478	—	478

Adjusted EBITDA	$63	$1,994	$(1,792)	$4,722